Filed pursuant to

Rule 424(b)(3)

Registration No. 333-137223

PROSPECTUS

SONIC INNOVATIONS, INC.

3,200,000 SHARES OF COMMON STOCK

This prospectus relates to the disposition of 3,200,000 shares of common stock, $.001 par value, from time to time by the selling stockholders named in this prospectus or their transferees. The shares were issued in a private placement in August 2006.

This offering is not being underwritten. The price at which the shares covered hereby, or interests therein, may be disposed of by selling stockholders may be the market price for our common stock prevailing at the time of sale on the NASDAQ Global Market, a price related to the prevailing market price, a negotiated price or such other prices as may be determined from time to time.

Sonic Innovations, Inc. will not receive any proceeds from the disposition of the shares, or interests therein, by any of the selling stockholders. All costs associated with this registration will be borne by us.

Our common stock is quoted on the NASDAQ Global Market under the symbol “SNCI.” On September 5, 2006, the closing price of our common stock was $4.04 per share.

This investment involves a high degree of risk. See “ Risk Factors” beginning on page 4 for a description of certain matters which you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 19, 2006.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements about our future which are “forward-looking statements” within the meaning of Section 21E of the Securities Act of 1933 and Section 27A of the Securities Exchange Act of 1934. We intend such forward looking statements to be covered by the safe harbor protections for such statements contained in those provisions. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking statements. In some cases, you can identify these forward-looking statements by terminology such as “believes,” “could”, “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving the market acceptance of our products, our technology, the competition we face, the risk of an acquisition not working and our international operations. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information which may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

The Company

Sonic Innovations, Inc. is a hearing healthcare company. We design, develop, manufacture and market advanced digital hearing aids intended to provide the highest levels of satisfaction for hearing impaired consumers and proprietary auditory testing equipment that automates the four most commonly performed hearing tests. We have developed patented digital signal processing (“DSP”) technologies based on what we believe is an advanced understanding of human hearing. In countries where we have direct (owned) operations, we sell our products to hearing care professionals or directly to hearing impaired consumers. In other parts of the world where we do not have direct operations, we sell principally to distributors. From our inception, we have focused all our efforts on the therapeutic side of hearing care by developing high-performance digital hearing aids. In December 2004, we acquired Tympany, Inc. (“Tympany”) and now offer diagnostic equipment, the Otogram, to further help hearing impaired individuals. Our mission is to improve the quality of life of the hearing impaired.

Our Innova, Applause, Natura Pro, Natura 3, Natura 2, Altair, Tribute and Quartet hearing aid product lines, all of which incorporate our DSP platform, can be purchased in the six common models for hearing aids: behind-the-ear (“BTE”); in-the-ear (“ITE”); half-shell (“HS”); in-the-canal (“ITC”); mini-canal (“MC”); and completely-in-the-canal (“CIC”). We launched Ion in March 2006, an open ear product. This is a new product category for us. Our Otogram product enables automated diagnostic auditory testing, including air and bone conduction; speech reception threshold and speech discrimination; tympanometry and acoustic reflex; and otoacoustic emissions.

We have four reportable operating segments. Our three hearing aid operating segments include North America, which includes owned operations in the U.S. and Canada; Europe, which includes owned operations in Germany, Denmark, the Netherlands, Austria, Switzerland and England; and Rest-of-world, which includes an owned operation in Australia. In addition, we have an auditory testing equipment operating segment, Tympany.

Registered trademarks of Sonic Innovations, Inc. are: Ion, Innova, Applause, Natura, Altair, Tribute, Quartet, Expressfit, Directionalplus, Directionalfocus, Personalized Noise Reduction, Otogram and Sonic Innovations. We were originally organized as a Utah corporation in 1991 under the name Sonix Technologies. We reincorporated in Delaware and changed our name to Sonic Innovations, Inc. in 1997.

The Offering

Common stock outstanding on August 22, 2006	25,576,803 shares

Common stock to be registered	3,200,000 shares

Common stock to be outstanding after this offering	25,576,803 shares

Stock symbol	SNCI

RISK FACTORS

You should carefully read and consider the following factors and other information included or incorporated by reference in this prospectus before investing in our common stock.

We have a history of losses and negative cash flow.

We have a history of losses and negative cash flow and a significant accumulated deficit and have yet to become consistently profitable. We may incur net losses and negative cash flow in the future. Whether or not we achieve consistent profitability will depend in significant part on increasing our net sales, maintaining or improving our gross margin and maintaining or limiting increases in our operating expenses. Consequently, it is possible that we will not achieve consistent profitability and positive cashflow on a quarterly or annual basis in the future.

We face aggressive competition in our business, and if we do not compete effectively our net sales and operating results will suffer.

We encounter aggressive competition from a number of competitors worldwide, six of which have far greater sales and more extensive financial and business resources than we have. We may not choose to, or be able to, match the type or the volume of incentives that our competitors provide to hearing aid retailers, which could put us at a competitive disadvantage. In addition, some competitors have purchased or established their own network of owned or franchised retail hearing aid operations or are adding to those networks, which could cause us to lose existing customers and make it difficult to recruit new customers. If we fail to compete effectively, our net sales and operating results will suffer.

Our financial results may fluctuate significantly, which may cause our stock price to decline.

Our financial results have fluctuated significantly in the past and may fluctuate significantly in the future. These fluctuations could cause our stock price to vary significantly or decline. Factors that may cause fluctuations in our operating results include the following: general economic conditions; hearing aid market conditions; the competitive performance of our products; delays or problems completing or introducing new products; expenses associated with increasing our sales, marketing or distribution capabilities; difficulties in integrating and managing acquired operations that could result in poor performance, additional expenses or write-downs of acquired intangible assets; changes in government healthcare systems and reductions in reimbursement levels for hearing aids or diagnostic hearing testing; competitive pressures resulting in lower selling prices or significant promotional costs; difficulties in relationships with our customers; demand for and market acceptance of our products, particularly new products where eventual market acceptance may not follow early indications; reductions in orders from larger customers; high levels of returns, remakes and repairs; changes in our product or customer mix; regulatory requirements; difficulties in managing international operations; the effect of future acquisitions, if any; the effect of international conflicts and threats; inability to forecast revenue accurately; nonpayment of receivables; the announcement or introduction of new products or services by our competitors; manufacturing problems; component availability and pricing; and other business factors beyond our control.

If net sales for a particular period were below our expectations, it is highly unlikely that we could proportionately reduce our operating expenses for that period. Therefore, any revenue shortfall would have a disproportionately negative effect on our operating results for the period. You should not rely on our results for any one quarter as an indication of our future performance. In future quarters, our operating results may be below the expectations of public market analysts or investors. If this occurs, our stock price would very likely decrease.

We have made a number of acquisitions and could make additional acquisitions, which could be difficult to integrate, disrupt our business, dilute the equity of our stockholders and harm our operating results.

We may not be able to meet performance expectations for, or successfully integrate, businesses we have acquired or may acquire on a timely basis or at all. For example, it is too soon to evaluate whether Tympany, Inc., which was acquired in December 2004 and which is currently generating significant losses, will achieve our expectations and positively affect our overall business. In the event Tympany fails to meet our expectations, fails to reach earn-out thresholds desired by the formers owners, or fails to achieve market acceptance and meet our strategic objectives, litigation over this acquisition could result, which would be expensive and time consuming. In 2005, we incurred asset impairment charges of $7.5 million related to the intangible assets of our Tympany and England operations and $0.7 million for the six months ended June 30, 2006 for our Tympany operation.

As part of our business strategy, we will continue to make acquisitions that complement or expand our existing business. Acquisitions involve risks, including (i) the inability to successfully integrate acquired businesses or to realize anticipated synergies, economies of scale or other expected value; (ii) difficulties in managing and coordinating operations at new sites; (iii) the loss or termination of key employees of acquired businesses; (iv) the loss of key customers of acquired businesses; (v) performance of acquired products; (vi) unanticipated expenses in connection with refining and improving acquired products; (vii) diversion of management’s attention from other business concerns; and (vii) risks of entering businesses and markets in which we have no direct or limited prior experience. Acquisitions may result in the utilization of cash and marketable securities, dilutive issuances of equity securities and the incurrence of debt, any of which would weaken our financial position. In addition, acquisitions may result in the creation of (i) certain definite-lived intangible assets that increase amortization expense, (ii) goodwill and other indefinite-lived intangible assets that subsequently may result in large write-downs should these assets become impaired and (iii) earn-out or other payments that may need to be expensed rather than recorded as additional goodwill.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Although we have implemented enhanced procedures to properly prepare our financial statements, we cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal control over financial reporting. We prepared for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time consuming and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the Nasdaq Global Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

The loss of any large customer or a reduction in orders from any large customer could reduce our net sales and harm our operating results.

We anticipate that our operating results in any given period will depend in part upon revenues from a number of larger customers. Our customers are not generally contractually obligated to purchase any fixed quantities of products, and they may stop placing orders with us at any time. We may be unable to retain our current customers, and we may be unable to recruit replacement or additional customers. We are selling hearing aids to a number of retail chains that have a large number of owned or franchised locations and buying groups that have a large number of locations under contract. We are subject to the risk of losing large customers, incurring significant reductions in sales to these customers, reducing prices in response to demands from these customers or incurring substantial marketing expenses in order to maintain their business. In addition, we are subject to the risk of being unable to collect receivable balances from these customers.

We rely on several suppliers and contractors, and our business will be seriously harmed if these suppliers and contractors are not able to meet our requirements.

Certain critical components used in our products are currently available only from a single or limited number of suppliers. For example, each of our proprietary digital signal processing chips is manufactured by a single supplier. These suppliers may not be willing or able to satisfy our requirements. We also rely on a limited number of contractors for certain hearing aid component assemblies, Otogram assembly and advanced integrated circuitry development and are therefore subject to their performance, over which we have little control. We may lose the services of these key suppliers or contractors. Finding a substitute part, process, supplier or contractor may be expensive and time-consuming, or may prove impossible in the near-term.

We have high levels of product returns, remakes and repairs, and our net sales and operating results will be lower if these levels increase.

We generally offer a minimum 60-day return policy and various warranties on our hearing aids. In general, the hearing aid industry has high levels of returns, remakes and repairs, and our level of returns, remakes and repairs is comparable to that of the industry. We may not be able to attain lower levels of returns, remakes and repairs and, in fact, these levels may increase, which could reduce our net sales and operating results.

If we fail to develop new and innovative products, our competitive position will suffer, and if our new products are not well accepted, our net sales and operating results will suffer.

In order to be successful, we must develop new products. Technological innovation is expensive and unpredictable and among other things, requires hiring (i) expert personnel who are difficult to find and attract, or (ii) external contractors to perform complex tasks. Without the timely introduction of new products, our existing products are likely to become technologically obsolete over time, which would harm our business. We may not have the technical capabilities necessary to develop further technologically innovative products. In addition, any enhancements to, or new generations of, our products, even if successfully developed, may not generate significant revenues. Moreover, if we are unable to continue to introduce new products on a periodic basis, the overall average selling price of our products may decline, negatively impacting our gross margin. Our products may be rendered obsolete by changing consumer preferences or the introduction of products embodying new technologies or features by us or our competitors. Obsolescence of our products, a “breakthrough” new method of addressing hearing loss or the introduction of technologically superior products by new or existing competitors could cause us a rapid loss of sales or market share, which would have a significant adverse effect on our net sales, operating results and stock price.

Because of the complexity of our products, there may be undiscovered errors or defects that could harm our business or reputation.

Our products are complex and may contain undetected defects, errors or failures. Our customers may discover errors after new products have been introduced and sold. The occurrence of any defects, errors or failures could result in the loss of or delay in market acceptance of our new products, product returns and warranty expenses, any of which could harm our reputation and business and adversely affect our net sales and operating results.

If we are subject to litigation and infringement claims, they could be costly and disrupt our business.

There may be patents or patent applications in the U.S. or other countries that are pertinent to our business of which we are not aware. The technology that we incorporate into and use to develop and manufacture our current and future products may be subject to claims that they infringe the patents or proprietary rights of others. The success of our technology efforts will also depend on our ability to develop new technologies without infringing or misappropriating the proprietary rights of others.

We have in the past and may in the future receive notices from third parties alleging patent, trademark or copyright infringement. Whether or not we actually infringe a third party’s rights, receipt of these notices could result in significant costs and diversion of the attention of management from our business. If a successful claim were brought against us, we would have to attempt to license the intellectual property right from the claimant or spend time and money to design around or avoid the intellectual property. Any such license may not be available on reasonable terms, or at all. We may be involved in future lawsuits, arbitrations or other legal proceedings alleging patent infringement or other intellectual property rights violations. In addition, litigation, arbitration or other legal proceedings may be necessary to:

•	assert claims of infringement of or otherwise enforce our intellectual property rights;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of our intellectual property rights or those of others.

We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management’s attention. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties’ intellectual property rights. We may also be restricted or prevented from developing, manufacturing, marketing or selling a new product that we develop. Further, we may not be able to obtain any necessary licenses on acceptable terms, if at all.

In addition, we may have to participate in proceedings before the U.S. Patent and Trademark office, or before foreign patent and trademark offices, with respect to our patents and patent applications or those of others. These actions may result in substantial costs to us as well as a diversion of management attention. Furthermore, these actions could place our patents, trademarks and other intellectual property rights at risk and could result in the loss of patent, trademark or other intellectual property rights protection for the products and services on which our business strategy depends.

We may be unable to adequately protect or enforce our proprietary technology, which may result in its unauthorized use or reduced sales or otherwise reduce our ability to compete.

Our business and competitive position depend upon our ability to protect our proprietary technology. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our efforts to develop new technology for our products may not be broad enough to protect all of the potential uses of the technology.

In addition, when we do not control the prosecution, maintenance and enforcement of certain important intellectual property, such as a technology licensed to us, the protection of the intellectual property rights may not be in our hands. If the entity that controls the intellectual property rights does not adequately protect those rights, our rights may be impaired, which may affect our ability to develop, market and commercialize the related products. Our means of protecting our proprietary rights may not be adequate, and our competitors may:

•	independently develop substantially equivalent proprietary information, products and techniques;

•	otherwise gain access to our proprietary information; or

•	design around our patents or other intellectual property.

We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

We are dependent on international operations, which exposes us to a variety of risks that could result in lower sales and operating results.

International sales, particularly in Germany and Australia, account for a material portion of our net sales. Our reliance on international operations exposes us to related risks and uncertainties, which, if realized, could cause our sales and operating results to decrease. There is significant government or public hearing aid reimbursement in a number of countries outside the U.S., which if reduced or eliminated would likely have a negative effect on our sales. For example, reimbursement levels are trending downward in Germany, which has negatively affected our sales in that country. Other changes in the healthcare systems of countries outside the U.S., such as instituting co-payments or co-insurance, would likely have negative effects on our sales. In order to market our products in the EU, we are required to have the EU’s CE mark certification. Any failure to maintain our CE mark certification would significantly reduce our net sales and operating results. We work under different legal, regulatory and governmental regimes in various countries, which could delay our ability to sell products or cause us additional expense in determining how to comply, and taking any actions necessary to comply, with local legal, regulatory and governmental requirements. In addition, we may need to adapt local practices to satisfy requirements applicable in the U.S. We face foreign currency risks primarily as a result of the revenues we derive from sales made outside the U.S., expenses incurred outside the U.S. and intercompany account balances between our U.S. parent company and our non-U.S. subsidiary companies. Fluctuations in the exchange rates between the U.S. dollar and other currencies could negatively affect the sales price of our products in international markets or lead to currency exchange losses. In general, our net sales and operating results benefit from a weakening U.S. dollar. If the U.S. dollar were to strengthen materially from current levels, our net sales and operating results would suffer.

Complications may result from hearing aid use, and we may incur significant expense if we are sued for product liability.

Although we have not experienced any significant product liability issues to date, we may be held liable if any product we develop causes injury or is found otherwise unsuitable. If we are sued for an injury caused by our products, the resulting liability could result in significant expense beyond our products liability insurance limits, which would harm our operating results.

If we fail to comply with food and drug administration regulations or various sales-related laws, we may suffer fines, injunctions or other penalties.

Our products are subject to regulation in the U.S. by the FDA and similar entities in other countries. We must comply with facility registration and product listing requirements of the FDA and similar entities and adhere to the FDA’s Quality System Regulations. Noncompliance with applicable FDA and similar entities’ requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production or criminal prosecution. We must also maintain compliance with federal, state and foreign laws regarding sales incentives, techniques, referrals and other programs, some of which are unclear or may be read broadly enough to prohibit standard sales programs such as discounts, free training or “frequent buyer” awards. While we intend to comply with the law in each of these jurisdictions, if our practices, or those of a competitor, were to attract unfavorable press or governmental attention and they are determined to be not legal, our sales could be adversely affected or we could be subject to fines or governmental injunctions.

There may be sales of our stock by our directors and officers, and these sales could cause our stock price to fall.

Sales of our stock by our directors and officers, or the perception that such sales will occur, could adversely affect the market price of our stock. Some of our officers have adopted trading plans under SEC Rule 10b5-1 in order to dispose of a portion of their stock in an orderly manner. Other officers or directors may adopt such a trading plan in the future.

Provisions in our charter documents, our stockholders rights plan and Delaware law may deter takeover efforts that stockholders feel would be beneficial to stockholder value.

Our certificate of incorporation and bylaws, stockholder rights plan and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders, and a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors.

USE OF PROCEEDS

We will not receive any of the proceeds from the disposition of the shares, or interests therein, by the selling stockholders. All proceeds from the disposition of the shares, or interests therein, will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS

We are registering for disposition shares of our common stock held by the selling stockholders.

The following table sets forth certain information regarding the beneficial ownership, as of August 29, 2006, by each of the selling stockholders. As of the date of this prospectus, we do not anticipate adding additional selling stockholders at a later time. We are not aware of any unidentified selling stockholders. The information in the table below is based upon information provided to us by the selling stockholders. Except as disclosed below, none of the selling stockholders owns any common stock other than the shares covered hereby.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the offered shares.

To the best of our knowledge, none of the selling stockholders has any position, office or other material relationship with us or any of our affiliates within the past three years.

The selling stockholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

	Beneficial Ownership Prior to Offering(1)		Beneficial Ownership After Offering if All Securities in Offering Are Sold
Selling Stockholders	Shares	Percent	Shares	Percent
CCM Master Qualified Fund, Ltd. 1 N. Walker Drive, Suite 4350 Chicago, IL 60606	2,374,357	9.3%	2,134,357	8.3%
Blueline Capital Partners LP 4225 Blackhawk Plaza Danville, CA 94506	2,105,928	8.2%	1,999,262	7.8%
Special Situations Fund III, QP L.P.(2) 527 Madison Avenue, Suite 2600 New York, NY 10002	2,002,823	7.8%	1,010,823	4.0%
SF Capital Partners Ltd. c/o Stark Offshore Management, LLC 3600 South Lake Drive St. Francis, WI 53235	1,111,154	4.3%	577,823	2.3%
Special Situations Cayman Fund, L.P.(2) 527 Madison Avenue, Suite 2600 New York, NY 10022	662,986	2.6%	384,986	1.5%

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio c/o RG Capital Management, L.P. 3 Bala Plaza-East, Suite 501 Bala Cynwyd, PA 19004	266,670	1.0%	—	—
Special Situations Private Equity Fund, L.P.(2) 527 Madison Avenue, Suite 2600 New York, NY 10022	250,000	*	—	—
Special Situations Fund III L.P.(2) 527 Madison Avenue, Suite 2600 New York, NY 10022	168,587	*	88,587	*
Enable Growth Partners LP One Ferry Building, Suite 255 San Francisco, CA 94111	160,000	*	—	—
UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited 1 North Wacker Drive Chicago, IL 60606	133,333	*	—	—
Blueline Capital Partners LP II 4225 Blackhawk Plaza Danville, CA 94506	127,224	*	20,557	*
Enable Opportunity Partners LP One Ferry Building, Suite 255 San Francisco, CA 94111	32,000	*	—	—
Pierce Diversified Strategy Master Fund LLC, Ena One Ferry Building, Suite 255 San Francisco, CA 94111	21,333	*	—	—
Total	9,416,395	36.8%	6,216,395	24.3%

*	Less than one percent.
(1)	For purposes of calculating shares beneficially owned after this offering, it is assumed that the offered shares have been sold pursuant to this offering. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(2)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, QP, L.P. (“SSFQP”) and Special Situations Fund III, L.P. (“SSF3”). MGP is the investment advisor to SSF3, MG Advisers, L.L.C. (“MG”) is the general partner of the Special Situations Private Equity Fund, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the Special Situations Cayman Fund, L.P. (“Cayman”). AWM serves as the investment adviser to SSFQP, Cayman and Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG. Through their control of MGP, AWM and MG. Through their control of MGP, AWM and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the initial effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares covered hereby and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of the shares of Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares of Common Stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Upon the Company being notified in writing by a selling stockholder that any material agreement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Holland & Hart LLP, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements and schedule of Sonic Innovations, Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and managements assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act filed since December 31, 2005;

•	Our definitive Proxy Statement filed on April 10, 2006; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on April 16, 2001, under Section 12(g) of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Sonic Innovations, Inc.

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, Utah 84121-7036

Attention: Secretary

(801) 365-2800

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.